UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 8, 2010

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

000-53930	DELAWARE	27-0756180
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in a press release dated August 12, 2010, and disclosed in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 (Item 5 Part II Other Information), Daniel F. Akerson assumed the role of Chief Executive Officer of General Motors Company (the “Company”) effective September 1, 2010. Following agreement in principle by the Special Master for TARP Executive Compensation on September 8, 2010, the Company and Mr. Akerson agreed to his compensation arrangements, which were effective as of September 1, 2010.

Mr. Akerson’s annual cash base salary as Chief Executive Officer is $1,700,000, and he will participate in the benefit plans currently available to executive officers as described on Current Report on Form 8-K, filed August 7, 2009, and as set forth as exhibits to various periodic filings by the Company. He will receive an additional portion of his salary in the form of salary stock, awarded pursuant to the provisions of the GM Salary Stock Plan, in an annual amount of $5,300,000, which will be delivered over three years beginning September 30, 2011, and TARP compliant restricted stock units valued at $2,000,000, under the Company’s Long-Term Incentive Plan. Mr. Akerson will not receive additional compensation for his service on the Company’s Board of Directors.

Mr. Akerson has no other reportable relationships with the Company or its affiliates.

Also, as previously reported in the afore-referenced documents, Mr. Edward E. Whitacre, Jr. stepped down from his position as Chief Executive Officer of the Company on September 1, 2010. He will remain on the Board as Chairman until the end of the year and receive Director’s and Chairman’s fees totaling $300,000 for the remaining four months on the Board. He will not receive any additional employment related compensation from the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Company)

Date: September 10, 2010	By:	/s/ Nick S. Cyprus
Nick S. Cyprus
Vice President, Controller and Chief Accounting Officer